Exhibit 3.106

SECOND AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP

OF PASCO COGEN, LTD.

This Second Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd. (this “Second Amendment”) is made and entered into as of the 15th day of October, 1992, by and among PAS POWER CO., a Florida corporation, with its principal office located at 220 East Madison Street, Tampa, Florida 33602 (“PAS”) and NCP DADE POWER INCORPORATED, a Delaware corporation, with its principal office located at 1100 Town & Country Road, Suite 800, Orange, CA 92668 (“NDP”) as the General Partners, and DADE INVESTMENT, L.P., a Delaware limited partnership (“DIL”) and PAS as the Limited Partners. The parties hereto are sometimes referred to herein individually as “Partner” and collectively as “Partners”).

WITNESSETH:

WHEREAS, the Certificate of Limited Partnership of Pasco Cogen, Ltd. (the “Partnership”) was recorded with the Secretary of State of the State of Florida on March 13, 1991;

WHEREAS, the Partners executed an Agreement of Limited Partnership of Pasco Cogen, Ltd. as of August 28, 1991 (the “LP Agreement”);

WHEREAS, the Partners entered into a First Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd. dated as of January 15, 1992 (the “First Amendment”) (the LP Agreement as amended by the First Amendment being referred to hereinafter as the “Agreement”); and

WHEREAS, the Partners wish to amend the Agreement to incorporate certain arrangements that were made by the Partners in connection with the closing of the Construction Loan.

NOW, THEREFORE, in light of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

2.             A new Section 1.60. is hereby added to the Agreement to read as follows:

SECTION 1.60.          “Loan Documents” shall have the meaning assigned to such term in the Master Agreement.

3.             A new Section 1.61. is hereby added to the Agreement to read as follows:

SECTION 1.61.          “Termination Date” shall have the meaning assigned to such term in the Master Agreement.

4.             A new SECTION 7.04. is hereby added to the Agreement to read as follows:

SECTION 7.04.          Repayment of Subordinated Chiller Advances. If PAS or Lykes Energy, Inc. (“LEI”) makes Subordinated Chiller Advances pursuant to the Equity Infusion Agreement entered into by Pas in its capacity as a General Partner of the Partnership to pay for the cost of purchasing and installing the System as defined in Section 2.5(a) of the Thermal Energy Purchase and Sale Agreement dated as of August 21, 1991, between Lykes Pasco, Inc. and the Partnership, as amended by Amendment No. l dated as of January 15, 1992 (the “Thermal Sales Agreement”), then the Partnership shall repay such advances, together with interest due thereon as provided for in Section 5.2(c) hereof (but only out of the funds, if any, that are available to the Partnership for such purpose in accordance with the provisions of Section 2.5(d) of the Thermal Sales Agreement). Payments with respect to Subordinated Chiller Advances (and any interest thereon) shall be paid directly to PAS or, if requested by PAS, to LEI. Notwithstanding the foregoing, until the Termination Date, all payments hereunder may only be made in accordance with, and to the extent permitted by, the terms of the Loan Documents.

5.             A new SECTION 7.05. is hereby added to the Agreement to read as follows:

SECTION 7.05.          Repayment of Subordinated MEGA-NOPR Advances. If NDP or North Canadian Oils Limited (“NCO”) makes Subordinated MEGA-NOPR Advances pursuant to the Equity Infusion Agreement entered into by NDP, then the Partnership shall repay such advances together with any interest due thereon as provided for in Section 5.02.(c) hereof from the Net Cash Flow of the Partnership. Payments with respect to Subordinated MEGA-NOPR Advances (and any interest thereon) shall be paid directly to NDP or, if requested by NDP, to NCO. Notwithstanding the foregoing, until the Termination Date, all payments hereunder may only be made in accordance with, and to the extent permitted by, the terms of the Loan Documents.

6.             A new SECTION 7.06. is hereby added to the Agreement to read as follows:

SECTION 7.06.          Repayment of Certain Environmental Indemnification Claims. If PAS or LEI is required to indemnify or reimburse Lykes Pasco, Inc. for any payments made by Lykes Pasco, Inc. in respect of any environmental indemnification obligations imposed on Lykes Pasco, Inc. pursuant to the Site Lease dated as of August 21, 1991, between Lykes Pasco, Inc. and the Partnership, as amended by the First Amendment to Site Lease dated as of January 15, 1992 (the “Site Lease”) (it having been agreed that the Partnership (and not PAS or LEI) is responsible for (i) the cost of any remediation work identified in the Phase I, II and III environmental reports dated December, 1991, prepared by KBN Engineering and Applied Sciences, Inc. and (ii) the cost of any environmental problems caused by the Partnership in constructing, operating and maintaining the Facility) , then the Partnership shall repay the full amount of such reimbursement (together with any interest due thereon as provided for in this Section 7.06.) from the Net Cash Flow of the Partnership. Such repayment shall be paid directly to PAS or, if requested by PAS, to LEI. To the extent that the Partnership has not paid any amount due hereunder when such obligation is incurred, then interest shall accrue on the unpaid portion of such outstanding amount until paid at the rate of interest provided for in Section

5.02.(c) hereof. Notwithstanding the foregoing, until the Termination Date, all payments hereunder may only be made in accordance with, and to the extent permitted by, the terms of the Loan Documents. Notwithstanding the fact that reimbursements under this Section 7.06 are paid out of Net Cash Flow, such reimbursements shall, as between the Partners, be treated as a Partnership expense (or the repayment of an advance if such amount has been expensed previously by the Partnership) and shall not be treated as a special allocation of income to Pas.

7.             A new Section 7.07. is hereby added to the Agreement to read as follows:

SECTION 7.07.          Payment of Certain Distributions to NDP or to Escrow Account. Notwithstanding any provision in this Agreement to the contrary, if the NDP Obligation (as defined in Exhibit B attached hereto) is not eliminated as provided in such Exhibit B, then the Management Committee shall withhold all or a portion of the Net Cash Flow that would otherwise be distributed to PAS pursuant to Section 7.01. hereof and instead distribute such Net Cash Flow to NDP or deposit such Net Cash Flow into an escrow account in accordance with the provisions of Exhibit B attached hereto. Any distribution to NDP pursuant to this Section 7.07. shall be treated as and considered a payment by PAS from its share of Net Cash Flow of an obligation of PAS to NDP, which obligation only arises under the circumstances set forth in Exhibit B attached hereto and is only payable as provided in such Exhibit B. Notwithstanding the foregoing, until the Termination Date, all distributions hereunder may only be made in accordance with, and to the extent permitted by, the terms of the Loan Documents.

8.             A new SECTION 7.08. is hereby added to the Agreement to read as follows:

SECTION 7.08.          Priority of Allocation of Net Cash Flow for Making Certain Payments and Other Distributions. The Net Cash Flow of the Partnership and the funds available to the Partnership pursuant to Section 2.5(d) of the Thermal Sales Agreement shall be distributed in accordance with the following rules. The repayment of Subordinated Chiller Advances (and any interest due thereon) as provided for in Section 7.04. hereof may only be made from the funds, if any, that are available to the Partnership for such purpose in accordance with the provisions of Section 2.5(d) of the Thermal Sales Agreement and 100 percent of such available funds shall only be used to pay for any such outstanding Subordinated Chiller Advances (and any interest due thereon). All Net Cash Flow of the Partnership available for distributions shall first be used to repay the advances and any interest due thereon pursuant to the provisions of Sections 7.05. and 7.06. hereof. If the Net Cash Flow available for distribution is not sufficient to pay the full amount due pursuant to Sections 7.05. and 7.06. hereof, then the Management Committee shall allocate the Net Cash Flow available for distribution to each such payment in the same proportion that the amount due under each such Section bears to the total amount due under both such Sections. All other Net Cash Flow available for distribution shall be distributed in accordance with Section 7.01. hereof; subject, however, to the reallocation of distributions to be made to PAS as provided for in Section 7.07. hereof.

9.             A new Section 7.09. is hereby added to the Agreement to read as follows:

SECTION 7.09.          Partnership Not Responsible For Determining Amounts, Etc. Notwithstanding any provision in this Agreement to the contrary, the Management Committee shall make the determination, and shall instruct the Partnership in writing, as to the proper amounts payable to the Partners pursuant to the provisions of Sections 7.04., 7.05., 7.06. and 7.07. hereof. The Partnership’s sole responsibility with respect to such distributions and payments shall be to make such payments in the amounts so specified by the Management Committee, but only if and to the extent such distributions and payments are permitted pursuant to the terms of the Loan Documents. The Partners agree that the Partnership shall not be liable to any Partner for any underpayment or overpayment of any such amounts if the Partnership makes such distributions and payments as directed by the Management Committee. If there is any dispute among the Partners with respect to such distributions and payments, such dispute shall be resolved solely among the Partners and without any claim or recourse against the Partnership (any such claim or recourse being hereby expressly waived by the Partners).

10.           The Agreement is hereby further amended by adding a new Exhibit B, which Exhibit B is attached hereto.

11.           Except as modified by this Second Amendment, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed as of the date first above written.

GENERAL PARTNERS

NCP DADE POWER INCORPORATED

WITNESS:

/s/ Robert Logan		By:	/s/ Kenneth M. Ross
Name:	Robert Logan		Kenneth M. Ross
Vice President

WITNESS:

/s/ Helen Torson
Name:	Helen Torson

PAS POWER CO.
WITNESS:

/s/ Elaine Chilch		By:	/s/ E. Elliott White
Name:	Elaine Chilch		E. Elliott White
Executive Vice President
WITNESS:

/s/ Mirta Button
Name:	Mirta Button

LIMITED PARTNERS

DADE INVESTMENT, L.P.

		By:	NCP DADE POWER INCORPORATED
its General Partner
WITNESS:

/s/ Robert Logan		By:	/s/ Kenneth M. Ross
Name:	Robert Logan		Kenneth M. Ross
Vice President

WITNESS:

/s/ Helen Torson
Name:	Helen Torson

PAS POWER CO.
WITNESS:

/s/ Elaine Chilch		By:	/s/ E. Elliott White
Name:	Elaine Chilch		E. Elliott White
Executive Vice President
WITNESS:

/s/ Mirta Button
Name:	Mirta Button

Exhibit B - Backstop Arrangement

Section 1.              Definitions. All capitalized terms not defined in this Exhibit B shall have the meaning assigned to such terms either in the Agreement of Limited Partnership of Pasco Cogen, Ltd., as amended (the “Agreement”) or the Equity Infusion and Undertaking Agreement, dated as of January 15, 1992 (the “NDP Equity Infusion Agreement”), by and among NDP, the Partnership and Bankers Trust Company, as collateral agent for the Secured Parties (as defined in the Master Agreement). The term “Annual Payment” shall have the meaning given to such term in Section 3.d of this Exhibit B. The term “NDP Obligation” shall mean the obligation of NDP to make subordinated advances to, or on behalf of, the Partnership pursuant to the provisions of Section 2.2 of the NDP Equity Infusion Agreement. The terms “Collateral Agent,” “Conversion Date,” “Loan Documents,” “MEGA-NOPR Account,” “PGS Capacity Agreement” and “Termination Date” shall have the respective meanings given to such terms in the Master Agreement.

Section 2.              Termination. If Peoples Gas System, Inc., a Florida corporation (“PGS”), is successful in putting one or more alternate arrangements in place which result in the achievement of the Backstop Elimination Date at least sixty (60) days prior to the Conversion Date, then this Exhibit B will cease to be of force and effect. The date that is sixty (60) days prior to the Conversion Date is referred to hereinafter as the “Annual Payment Elimination Date.”

Section 3.              Obligation to Make Annual Payment. If PGS is not successful in putting one or more alternate arrangements in place which result in the achievement of the Backstop Elimination Date on or before the Annual Payment Elimination Date, then the Management Committee shall withhold all or a portion of the distributions that would otherwise be made to PAS in accordance with the following:

a.        If neither portion of the NDP Obligation has been terminated in accordance with the provisions of Section 2.2(e) of the NDP Equity Infusion Agreement, then NDP shall be paid each year an amount equal to the amount of the Annual Payment; provided, however, that if all or a portion of such Annual Payment cannot be distributed to NDP either because (i) the Partnership does not have sufficient funds available or (ii) the restrictions in the Loan Documents preclude the distribution of such otherwise available funds, then the Annual Payment (or such portion thereof as cannot be so distributed) shall be accrued.

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b.        If, as of the Annual Payment Elimination Date, (i) the portion of the NDP Obligation resulting from the issuance of a Gas Title Order has been terminated in accordance with the provisions of Section 2.2(e) of the NDP Equity Infusion Agreement, but (ii) the portion of the NDP Obligation resulting from the issuance of a Buy-Sell Order has not been terminated, then the Annual Payment shall, as further provided in this Subsection b., either (x) be paid to NDP (or accrued for its benefit) or (y) be deposited (or accrued for deposit) into an escrow account (the “Escrow”) established at a bank selected by the Management Committee:

(i)            Until the issuance of either (A) an order, ruling or decision by the FERC that results in the termination of the portion of the NDP Obligation resulting from the issuance of a Buy-Sell Order (a “Termination Order”) or (B) a Buy-Sell Order, the Annual Payment shall be deposited into the Escrow (or accrued for deposit into the Escrow).

(ii)           If a Termination Order is issued, then no Annual Payment shall thereafter be required to be made or accrued.

(iii)          If a Buy-Sell Order is issued, then the Annual Payment shall be required to be made to, or accrued for the benefit of, NDP.

(iv)          Upon the issuance of a Termination Order, any funds on deposit in the Escrow shall be distributed to PAS. Upon the issuance of a Buy-Sell Order, any funds on deposit in the Escrow shall be distributed to NDP.

c.        If, as of the Annual Payment Elimination Date, the portion of the NDP Obligation resulting from the issuance of a Buy-Sell Order has been terminated, but the portion of the NDP Obligation resulting from the issuance of a Gas Title Order has not been terminated, then the Annual Payment shall be paid to NDP or accrued for its benefit.

d.        The “Annual Payment” shall be Three Hundred Fifty Thousand Dollars ($350,000) in 1993, subject to escalation as provided for herein. If the Conversion Date occurs after January 1, 1993, the Annual Payment for such year shall be equal to Three Hundred Fifty Thousand Dollars ($350,000) multiplied by a fraction, the numerator of which is the number of days remaining in such year after the Conversion Date and the denominator of which is 365. Beginning on January 1, 1994, and each January 1st thereafter, the amount of the Annual Payment will be escalated in

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accordance with the “Average PGS WACOG Index.” The “Average PGS WACOG Index” shall be determined by dividing the average price that PGS charged or would have charged the Partnership for gas delivered to the burner tip of the Project in a given year by the average price that PGS charged or would have charged the Partnership for gas delivered to the burner tip of the Project in the prior year; provided, however, that if the numerator is less than the denominator, there will not be any adjustment to the Annual Payment for such year.

e.        The Annual Payment (including any accrued but unpaid Annual Payments and any interest due thereon as provided for in this Section 3.e.) shall only be payable to NDP out of the distributions of Net Cash Flow that would otherwise have been made to PAS by the Partnership. The first dollars of Net Cash Flow that otherwise would have been distributed by the Partnership to PAS in any year in an amount equal to the sum of: (i) the Annual Payment, if any, due for such year; (ii) the accrued Annual Payment(s), if any, due for prior years; and (iii) any interest due on any accrued amounts as provided for in this Section 3.e., shall instead be distributed by the Partnership to NDP. Such distributions to NDP shall be treated for all purposes as if such distributions were first made by the Partnership to PAS and then paid by PAS to NDP. Any distributions made to PAS by the Partnership that should have been made to NDP pursuant to the provisions of this Exhibit B shall be held in trust by PAS for the benefit of NDP and shall be paid to NDP as soon as practicable. If all or a portion of any Annual Payment is accrued because the restrictions in the Term Loan preclude the distribution of such funds to the Partners, the funds held in the account(s) set up by the Collateral Agent that would otherwise have been available for distribution to NDP, instead of PAS, as provided for herein will be distributed to NDP as soon as available under the terms of the Term Loan and no interest shall be due with respect to the amount that is accrued. If all or a portion of any Annual Payment is accrued in a given year because the Partnership did not generate sufficient cash flow from its operations to make the Annual Payment in such year, then interest shall accrue on the unpaid portion of such Annual Payment, until paid, at the effective rate of interest on the Institutional Notes pursuant to Commitment A.

f.         If PGS is successful in putting one or more alternate arrangements in place which results in the achievement of the Backstop Elimination Date at any time after the Annual Payment Elimination Date, then the amount of each Annual Payment due to NDP thereafter, if any, shall be reduced to one-half of the amount that would otherwise have been due pursuant to the provisions of Section 3.d. hereof.

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g.        Notwithstanding anything contained in this Exhibit B to the contrary, no Annual Payment shall be accrued or payable to NDP with regard to any calendar year (or portion thereof) which occurs after the Termination Date. If the Termination Date occurs after the first of January, the Annual Payment for such partial year shall be equal to the Annual Payment that would have been due for such year multiplied by a fraction, the numerator of which is the number of days that have passed in such year prior to the Termination Date and the denominator of which is 365. Notwithstanding the foregoing, all Annual Payments which have been accrued through the Termination Date, together with the interest due thereon as provided in this Exhibit B, shall remain due and payable after such date and shall continue to accrue interest as provided in this Exhibit B until all such obligations have been fully satisfied.

Section 4.              Excess Funds in MEGA-NOPR Account. Any funds remaining in the MEGA-NOPR Account (as defined in the Master Agreement) that are to be refunded pursuant to the provisions of the Term Loan shall be paid to NDP as a repayment of a Subordinated MEGA-NOPR Advance.

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